Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

July 24, 2013

AK Steel Holding Corporation

AK Steel Corporation

9227 Centre Pointe Drive

West Chester, OH 45069

Ladies and Gentlemen:

We have acted as counsel to AK Steel Corporation, a Delaware corporation (“AK Steel”), and AK Steel Holding Corporation, a Delaware corporation (“Parent” and together with AK Steel, the “Companies”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Companies’ Registration Statement on Form S-4 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to $380,000,000 aggregate principal amount of 8.750% Senior Secured Notes due 2018 (the “Registered Notes”) of AK Steel. The Original Notes were, and the Registered Notes will be, issued pursuant to the Indenture (the “Indenture”), dated as of November 20, 2012, among the Companies and U.S. Bank National Association, as trustee (the “Trustee”). The Registered Notes will be offered (the “Exchange Offer”) in exchange for a like principal amount of AK Steel’s outstanding 8.750% Senior Secured Notes due 2018 (the “Original Notes”) pursuant to the Registration Rights Agreement dated as of November 20, 2012, among the Companies and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities, Inc., as representatives of the initial purchasers named therein and the Registration Rights Agreement dated as of June 24, 2013, among the Companies and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchaser (collectively, the “Registration Rights Agreements”). The Registration Rights Agreements were executed in connection with private placements of the Original Notes. AK Steel’s obligations under the Registered Notes will be fully and unconditionally guaranteed by Parent (the “Guarantee”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, including the prospectus which forms a part thereof, (ii) the Indenture, (iii) the form of Registered Note and form of Guarantees set forth in the Indenture, (iv) the Registration Rights Agreements and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Companies, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies

AK Steel Holding Corporation

AK Steel Corporation

July 24, 2013

and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Companies. In addition, we have assumed that the Registered Notes and the Guarantees will be executed and delivered substantially in the form examined by us.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. When the Registration Statement has become effective and the Registered Notes have been executed and delivered by AK Steel in accordance with the terms of the applicable Registration Rights Agreement, the Exchange Offer and the Indenture (assuming the due authentication and delivery of the Registered Notes by the Trustee in accordance with the Indenture), the Registered Notes will be validly issued and will constitute the legal, valid and binding obligations of AK Steel, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. When the Registration Statement has become effective and the Registered Notes have been executed and delivered by AK Steel in accordance with the terms of the applicable Registration Rights Agreement, the Exchange Offer and the Indenture (assuming the due authentication and delivery of the Registered Notes by the Trustee in accordance with the Indenture) and when the Guarantee has been delivered by Parent in accordance with the terms of the Indenture, such Guarantee will be validly issued and will constitute the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP